UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Career Education Corporation
(Name of Registrant as Specified In Its Charter)

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[The following advertisement was placed in certain newspapers by Career Education Corporation for publication on May 3, 2006.]

To Career Education Stockholders:

Don’t Let Steven Bostic Put Career Education At Risk

Career Education’s focus has always been on delivering quality education and generating value for students, employees, stockholders, and our communities. Don’t put Career Education at risk by electing Steven Bostic or any of his handpicked nominees to Career Education’s Board of Directors.

Bostic’s for-profit education industry track record is noteworthy for the near financial ruin of EduTrek International Inc., the for-profit education company that previously owned American InterContinental University (AIU), and the dilution of educational quality and wholesale destruction of that company’s stockholder value while he was its CEO. EduTrek’s financial issues jeopardized the futures of both its students and employees while Bostic continually enriched himself. The following chart illustrates the disastrous fall of EduTrek’s stock under Bostic’s leadership:

*An approximately $68M revenue company (includes the $50.7M reported revenue for 9 months ended 9-30-00, extrapolated over 12 months).

DESTRUCTION OF VALUE: During Bostic’s checkered CEO tenure at EduTrek:

•            EduTrek was crippled by heavy losses and regulatory problems.

•            EduTrek failed to meet the financial responsibility standards of the U.S. Department of Education as stated in its Annual Report on Form 10-K for the year ended December 31, 1999.

•            EduTrek’s class A common stock was delisted from the NASDAQ National Market on December 20, 1999, because it did not meet minimum stock price requirements.

LACK OF EXPERTISE: Bostic’s dissident nominees, his close friends or colleagues, have no relevant experience in the for-profit education industry.

•            Bostic nominee R. William Ide is an attorney at McKenna Long & Aldrich, the law firm that represented Bostic in his attacks last year on Career Education.

•            Bostic nominee James E. Copeland, Jr. is the former CEO of Deloitte & Touche LLP, EduTrek’s independent auditors during the period when EduTrek appeared headed for financial ruin.

STOCKHOLDERS HAVE EVERY RIGHT TO QUESTION WHETHER BOSTIC’S TRUE INTENT IS TO GAIN CONTROL OF CAREER EDUCATION WITHOUT PAYING STOCKHOLDERS A PENNY.

IN SHARP CONTRAST: Career Education’s own independent nominees have proven commitment to students and experience in education, plus strong track records running businesses.

•             Career Education nominee Patrick W. Gross served on the Board of the D.C. Public Charter School Resource Center for five years and on the Board of the Sidwell Friends School for 16 years. He has been a director at eight public companies, including Capital One Financial Corporation, and serves on the Board of the D.C. Preparatory Academy charter school.

•             Career Education nominee Keith K. Ogata, Chairman of the Audit Committee at Career Education, with nearly three decades of experience in the for-profit education sector, including having served in senior positions with National Education Corporation, is president of 3-K Financial Corporation, a private investment company.

•             Career Education nominee Steven H. Lesnik served as a Chairman of the Illinois Board of Higher Education and was a director of the Illinois Mathematics and Science Academy for nearly a decade. He is Chairman and Chief Executive Officer and a co-founder of KemperSports Inc.

Career Education is building momentum. In 2005, Career Education achieved records in revenues, cash flow, and earnings; strengthened our balance sheet; and repurchased $200 million in common stock. Career Education is serving hundreds of students worldwide with high-quality, career-oriented education; is addressing its legal and regulatory issues; and our Board is implementing major corporate governance initiatives. We are committed to educating our students, providing an exceptional workplace for employees, and growing stockholder value.

SIGN, DATE AND RETURN THE WHITE PROXY CARD IN SUPPORT OF CAREER EDUCATION’S NOMINEES.

PROTECT YOUR CAREER EDUCATION INVESTMENT: You can help prevent Bostic and his nominees from being elected to Career Education’s Board by NOT signing his blue card. If you have previously returned his blue proxy card, you can automatically revoke it by signing, dating, and returning the WHITE proxy card.

Thank you for your continued support.

Sincerely,

John M. Larson Chairman, President and Chief Executive Officer

For assistance, please call

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